SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                                 (Amendment 9)*


                            SPHINX International Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    84842Q108
                                 (CUSIP Number)

                  August 31, 2003 (Date of Event Which Requires
                            Filing of this Statement)

                          Check the appropriate box to
              designate the rule pursuant to which this schedule is
                                     filed:
                                ( ) Rule 13d-1(b)
                                ( ) Rule 13d-1(c)
                                (X) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

------------------------------------------------------------
1)       Name of Reporting Person          Safeco Common Stock Trust
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box         (a)
         if a Member of a Group             ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3)        SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of             State of Delaware
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially
Owned by       ___________________________________________________
Reporting       (6) Shared Voting
Person With         Power                   0
                  ---------------------------------------------------
                (7) Sole Disposi-
                    tive Power              0
                  ---------------------------------------------------
                (8) Shared
                    Dispositive             0
                    Power
______________________________________________________________
9)       Aggregate Amount Bene-
         ficially Owned by                  0
         Reporting Person
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class
         Represented by Amount              0%
         in Row 9
---------------------------------------------------------------
12)      Type of Reporting Person           IV
         (See Instructions)

------------------------------------------------------------
1)       Name of Reporting Person           Safeco 401(k) Savings Plan
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box         (a)
         if a Member of a Group             ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of             State of Washington
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                   0
ficially
Owned by       ___________________________________________________
Reporting       (6) Shared Voting
Person With         Power                    0
                  ---------------------------------------------------
                (7) Sole Disposi-
                    tive Power               0
                  ---------------------------------------------------
                (8) Shared
                    Dispositive              0
                    Power
______________________________________________________________
9)       Aggregate Amount Bene-
         ficially Owned by                   0
         Reporting Person
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class
         Represented by Amount              0%
         in Row 9
---------------------------------------------------------------
12)      Type of Reporting Person           EP
         (See Instructions)

-------------------------------------------------------------
 1)      Name of Reporting Person            Safeco Asset Management
         S.S. or I.R.S. Identification       Company
         No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box          (a)
         if a Member of a Group              ___________________________
         (See Instructions)                 (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of             State of Washington
         Organization
---------------------------------------------------------------
Number of      (5) Sole Voting
Shares Bene-         Power                  0
ficially           ___________________________________________________
Owned by       (6) Shared Voting
Reporting          Power                    0
Person With       ___________________________________________________
               (7) Sole Dispositive
                   Power                    0
                  ---------------------------------------------------
               (8) Shared Dispositive Power 0
                  ---------------------------------------------------
9)       Aggregate Amount Beneficially      0
         Owned by Reporting Person
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                 0%
---------------------------------------------------------------
12)      Type of Reporting Person           IA
         (See Instructions)

---------------------------------------------------------------
1)       Name of Reporting Person
         S.S. or I.R.S. Identifica-         Safeco Corporation
         tion No. of Above Person
---------------------------------------------------------------
2)       Check the Appropriate Box         (a)
         if a Member of a Group             ___________________________
         (See Instructions)                (b)
---------------------------------------------------------------
3)       SEC Use Only
---------------------------------------------------------------
4)       Citizenship or Place of             State of Washington
         Organization
---------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-         Power                  0
ficially           ___________________________________________________
Owned by        (6) Shared Voting
Reporting           Power                   0
Person With       ___________________________________________________
                (7) Sole Dispositive
                    Power                   0
                  ---------------------------------------------------
                (8) Shared
                    Dispositive Power       0
---------------------------------------------------------------
9)       Aggregate Amount Beneficially
         Owned by  Reporting Person         0
---------------------------------------------------------------
10)      Check if the Aggregate
         Amount in Row (9) Excludes
         Certain Shares (See Instructions)
---------------------------------------------------------------
11)      Percent of Class Represented
         by Amount in Row 9                 0%
---------------------------------------------------------------
12)      Type of Reporting Person HC (See Instructions)

Item 1(a).        Name of Issuer:  See front cover

Item 1(b).        Address of Issuer Principal Executive Offices:

                  2180 West State Road 434, Suite 6184
                  Longwood, FL  32779

Item 2(a).        Name of Person(s) Filing:  See Item 1 on cover page (pp 2-5).

Item 2(b).        Address of Principal Business Office or, If None, Residence:

                  Safeco Common Stock Trust:
                              4854 154th Place NE, Redmond, WA  98052

                  Safeco Asset Management Company:
                           601 Union Street, Suite 2500, Seattle, WA  98101

                  Safeco Corporation and Safeco 401(k) Savings Plan:
                               Safeco Plaza, Seattle, WA  98185

Item 2(c).        Citizenship:   See Item 4 on cover page (pp 2-5).

Item 2(d).        Title of Class of Securities:   See front cover page.

Item 2(e).        CUSIP Number:   See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
                 (c), check whether the persons filing are:

         (a) ( )Broker or Dealer registered under Section 15 of the Act.
         (b) ( )Bank as defined in Section 3(a)(6) of the Act.
         (c) ( )Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) (X)Investment Company registered under Section 8 of the Investment Company Act of 1940.
         (e) (X)Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.
         (f) (X)Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of
                1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
         (g) (X)Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).
         (h) ( )Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) ( )Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j) ( )Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership:

Items (a) through (c): See items 1 and 5-11 of the cover pages (pp 2-5).

                  Safeco Asset Management Company and Safeco Corporation expressly declare that the filing of this statement on
                  Schedule 13G shall not be construed as an admission that they were, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement. Each of such companies is filing this statement because it was considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies or its sponsorship of employee benefit plans which directly owned such shares.

Item 5.  Ownership of 5% or Less of a Class:

         This statement is filed to report that as of August 31, 2003, the reporting persons have ceased to be the beneficial owners of more than 5% of the common stock of SPHINX International, Inc.

Item 6.  Ownership of More than 5% on Behalf of Another Person:  Not applicable.

Item 7.  Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security Being Reported on by the Parent Holding Company.

                  Safeco Asset Management Company is the subsidiary on which Safeco Corporation is reporting as the parent holding company. Safeco Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 4), and reported shares were owned beneficially by registered investment companies for which Safeco Asset Management Company serves as investment adviser and an employee benefit plan for which Safeco Corporation is the plan sponsor.

Item 8.  Identification and Classification of Members of the Group.
                  Not applicable.

Item 9.  Notice of Dissolution of Group.  Not applicable.

Item 10.Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and were held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits.

                  The statement required by Rule 13d-1(k) is attached as Exhibit A.


Signature.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 9, 2003                       Safeco Corporation


                                              By /s/ Ronald L. Spaulding
                                                 -------------------------
                                                   Ronald L. Spaulding
                                                   Vice President and Treasurer



                                              Safeco 401(k) Savings Plan


                                              By /s/ Allie Mysliwy
                                                 -------------------------
                                                  Allie Mysliwy, Plan
                                                  Administrative Committee


                                              Safeco Common Stock Trust


                                              By /s/ David H. Longhurst
                                                   -----------------------
                                                  David H. Longhurst, Treasurer



                                              Safeco Asset Management Company


                                              By /s/ David H. Longhurst
                                                 -------------------------
                                                   David H. Longhurst, Secretary

                                    EXHIBIT A


Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(k), Safeco Corporation, Safeco Asset Management Company, Safeco 401(k) Savings Plan and Safeco Common Stock Trust each agree that this Schedule 13G filed by them with regard to SPHINX International, Inc.'s common stock is filed on behalf of each of them.



Date: September 9, 2003                       Safeco Corporation


                                              By /s/ Ronald L. Spaulding
                                                 -------------------------
                                                   Ronald L. Spaulding
                                                   Vice President and Treasurer



                                              Safeco 401(k) Savings Plan


                                              By /s/ Allie Mysliwy
                                                 -------------------------
                                                  Allie Mysliwy, Plan
                                                  Administrative Committee


                                              Safeco Common Stock Trust


                                              By /s/ David H. Longhurst
                                                   -----------------------
                                                  David H. Longhurst, Treasurer



                                              Safeco Asset Management Company


                                              By /s/ David H. Longhurst
                                                 -------------------------
                                                   David H. Longhurst, Secretary